Exhibit 23.4

April 11, 2016

The9 Limited

Building No. 3, 690 Bibo Road

Zhangjiang Hi-tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the references to our firm’s name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on April 11, 2016 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm